Exhibit 99

THE DOLAN COMPANY REPORTS THIRD QUARTER 2012 RESULTS

•	Third quarter revenues decreased 3.0% year-over-year to $68.1 million

•

Net loss attributable to The Dolan Company was ($103.5) million, or ($2.98) per diluted share. Excluding impairment and other one-time charges, net income was $1.6 million, or $0.05 per diluted share (See “Third Quarter 2012 financial results” below for one-time charges)

•	Cash earnings were $4.2 million, or $0.14 per diluted share (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA was $12.6 million (See “Non-GAAP Financial Measures” below)

•	Company revises guidance for 2012

MINNEAPOLIS, MN – November 2, 2012 – The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended September 30, 2012.

“Third quarter operating trends were mixed, as we saw record e-discovery revenue and steady performance from our business information segment, but challenging volumes in our foreclosure processing business,” said James P. Dolan, chairman, chief executive officer and president. “As we anticipated, our e-discovery business rebounded from the second quarter, with a broad base of new matters being processed from both new and existing clients. In our default processing business, we saw a continuation of suppressed referrals as political considerations weigh on the industry, and regulatory standards get implemented.”

“After the end of the quarter, we successfully amended our bank agreement, which gives us greater flexibility going forward. Furthermore, we restructured our NDeX Florida operations, which improves our profitability while maintaining the opportunity for us to expand in the Florida market,” Dolan added.

“Litigation Support Services, led by our e-discovery business, had its best quarter ever. Litigation Support revenue grew by 11%, including 13% growth in our e-discovery business. However, this revenue growth doesn’t tell the whole story, since our record e-discovery revenue this quarter compares against the previously record-setting third quarter last year. Sequentially, revenue from the e-discovery business grew by 77% from the second quarter of 2012, showing a marked improvement from the depressed levels experienced during the first half of the year. Importantly, new clients accounted for more than 25% of the quarter’s Litigation Support revenue, while some of our traditionally larger clients generated strong revenues as well. We remain optimistic about the growth potential of our e-discovery business and are encouraged that the DiscoverReady team’s hard work to expand our client base is producing such remarkable results,” Dolan said.

“Our Business Information segment remained steady and tracked to our expectations,” Dolan said. “The public notice advertising business showed modest growth once again. This segment continues to be a consistent cash flow generator.”

“In the third quarter, revenues at our National Default Exchange, or NDeX, declined by 16% compared to last year. Previously, we expressed a cautious view regarding our third quarter results given political considerations and the uncertainty about how large mortgage servicers would react to new OCC guidelines. The political uncertainty continues, and some major servicers have begun implementing newly required procedures that begin with a mandatory borrower notification period at the very beginning of the process for new foreclosures. This further slows an already stretched-out process. We remain cautious about volumes in our foreclosure-processing business heading into the fourth quarter. However, we have negotiated a double-digit price increase with the majority of our law firm partners, which should start to have an impact in 2013. Further, we believe there may be future opportunities to license our NDeX technology and infrastructure on a recurring fee basis in both new and existing markets,” Dolan said.

“Due to the previously announced restructuring of our NDeX Florida operations, in the third quarter we took a non-cash pre-tax charge of $20.2 million on these operations. Accordingly, the financial impact of our NDeX Florida operations is no longer included in our results since it is now a discontinued operation,” Dolan added.

Full Year 2012 Guidance

Based on third quarter results and the outlook for the remainder of 2012, the company is revising its full-year financial guidance as follows:

2012 Financial Guidance (dollars in millions, except per share numbers)
Total revenues	$253 – $256
Adjusted EBITDA	$42 – $44
Cash earnings per diluted share	$0.46 – $0.50

This guidance presumes the following: 1) continued file volume pressure for the default mortgage processing business; 2) interest expense of $9.2-$9.4 million; 3) tax rate of 40%-41%; and 4) fully diluted shares outstanding of 30.4 million.

This guidance also presumes no acquisitions for the remainder of 2012, and it assumes that there will be no additional material effect on results of operations from foreclosure-related government legislation, programs, investigations, litigation, or settlements, or from lender-based programs or halts. These include, but are not limited to, legislation, programs, and other matters detailed in “Regulatory Environment” and “Risk Factors” in the company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 30, 2011, and Form 10-Q for the quarter ended September 30, 2012.

Third Quarter 2012

Financial results for the three months ended September 30, 2012, and 2011 are as follows:

Dollars in thousands, except per share data	Three Months Ended September 30, 2012 (unaudited)	Three Months Ended September 30, 2011 (unaudited)	Year-over- Year % Change
Total revenues	$68,060	$70,198	(3.0)%
Professional Services Division revenues	49,778	51,383	(3.1)%
Business Information Division revenues	18,282	18,815	(2.8)%
Operating (loss) (1) income	(145,079)	7,660	(1,994.0)%
Net (loss) income attributable to The Dolan Company	(103,504)	3,089	(3,450.7)%
Impairment and other one-time charges (2)	105,058	—
Adjusted EBITDA *	12,617	15,905	(20.7)%
Loss (income) from continuing operations attributable to The Dolan Company per diluted share	$(2.98)	$0.10	(3,080.0)%
Cash earnings *	4,164	7,037	(40.8)%
Cash earnings per diluted share *	$0.14	$0.23	(39.1)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why the company believes these are important measures of its performance.
(1)	2012 includes impairment of long-lived assets, and goodwill and fair value adjustments on earnout liabilities in the amount of $150.0 million
(2)	2012 includes impairment of long-lived assets and goodwill, fair value adjustments on earnout liabilities, and other one-time charges related to NDeX’s Florida operations, net of the effects of noncontrolling interest and tax

Professional Services Division Results

The Professional Services Division provides specialized processing services to the legal profession through its subsidiaries, NDeX, Counsel Press, and DiscoverReady. National Default Exchange, or NDeX, is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the company’s litigation support services segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management, including document review and data hosting and processing services, to major corporations and law firms.

Note that all financial information and file counts related to NDeX do not include Florida in any of the periods presented due to the restructuring of the NDeX Florida operations in October of 2012, and its classification as a discontinued operation.

Division revenues for the third quarter were $49.8 million, a decline of 3.1% from $51.4 million in the third quarter of 2011. The decline was the result of lower NDeX file volume, offset by strength in the e-discovery business.

NDeX received 51,000 mortgage default files for processing during the third quarter and generated $22.8 million in revenues. This compares to 69,400 files received for processing and $27.1 million in revenues in the third quarter of 2011. The total number of default files received in the second quarter decreased by 32% from last year.

Litigation Support contributed $27.0 million in revenues during the third quarter of 2012, an increase of 11.2%, with the e-discovery business growing 13.0% compared to the third quarter of 2011.

Direct operating expenses within the Professional Services Division were flat as lower volumes and headcount reductions at NDeX were offset by the growth in operating expenses at DiscoverReady resulting from increased sales. Selling, general and administrative expenses increased 3.1% on a year-over-year basis to $16.2 million. Once again, a modest decrease in expenses at NDeX was offset by the additional expense associated with the increased sales force and investments in DiscoverReady. Excluding the impact of fair value adjustments and impairment charges, total Professional Services Division operating expenses as a percentage of division revenues was 88.6% for the quarter, up from 85.4% in the third quarter of 2011. The increase in operating expense was the result of negative operating leverage due to the revenue declines at NDeX, substantially offset by stronger revenue at DiscoverReady.

Business Information Division Results

The Business Information segment provides products, data and certain services through subscription-based products and a variety of media, including court and commercial media, weekly business journals and the Internet. Our Business Information segment operates specialized information services covering legislative and regulatory activities and provides transcription and media monitoring services.

Business Information Division revenues for the third quarter of 2012 were $18.3 million, a 2.8% decrease from $18.8 million in the third quarter of 2011. The decline in revenue reflected lower Public Affairs Intelligence Group (PAIG) revenue, offset by modestly higher public notice revenue. This is the second consecutive quarter of year-over-year public notice revenue growth.

Total operating expenses within the Business Information Division were $16.5 million during the third quarter of 2012, down 3.8% from last year. The reduction in expenses reflected the continued cost control efforts of the Business Information management team. For the third quarter of 2012, direct operating expenses decreased 4.5% to $6.9 million while selling, general and administrative expenses for the division declined by 3.0% to $8.1 million.

Balance Sheet and Liquidity

As of September 30, 2012, the company held $15.6 million of cash and cash equivalents, compared to $0.8 million at the end of 2011. During the third quarter of 2012, the company used $2.9 million of cash from operating activities and generated $5.4 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures. Quarterly capital expenditures were $2.5 million. Days sales outstanding were 94 for the third quarter of 2012, which was up from 86 days at the end of 2011 and 84 days at the end of the second quarter of 2012.

Total debt outstanding at the end of the second quarter was $190.2 million, of which $141.3 million was under a term loan facility. This amount reflects the conversion of $100 million from a revolver to term debt in the recent amendment. Net debt was $174.6 million, down $1.0 million from the end of 2011. At September 30, 2012, the combined weighted-average interest rate on the company’s credit facilities was 3.8%. The leverage ratio at the end of the quarter was 3.8 times total debt to trailing twelve month pro forma adjusted EBITDA, up from 3.3 times as of June 30, 2012, but within the maximum of 4.5 times allowed under the senior debt covenants, as amended on October 5, 2012.

Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:

•

Adjusted EBITDA, defined as GAAP income from continuing operations adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable, including impairments of long-lived assets; and distributions paid to holders of non-controlling interest;

•

Cash earnings, defined as GAAP income from continuing operations adjusted for the impact of the following: non-controlling interests; non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense, including impairments of long-lived assets and goodwill; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and

•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.

The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that the company’s calculations of adjusted EBITDA, cash earnings, cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.

Following is a reconciliation of income from continuing operations to adjusted EBITDA (in thousands):

	Three Months Ended September 30,
	2012	2011
(Loss) income from continuing operations	$(100,243)	$3,383
Interest expense, net	2,195	1,744
Income tax expense	(47,031)	2,426
Amortization of intangibles	4,607	4,726
Depreciation expense	1,820	1,991
Impairment of long-lived assets and goodwill	151,614	—
Amortization of Detroit Legal News Publishing intangible	377	377
Non-cash compensation expense	933	1,003
Non-cash fair value adjustments on earnout liabilities recorded in connection with acquisitions	(1,655)	239
Non-recurring income	—	107
Net distributions to holders of non-controlling interest	—	(91)

Adjusted EBITDA	$12,617	$15,905

Following is a reconciliation of income from continuing operations to cash earnings and cash earnings per diluted share (in thousands, except per share data):

	Three Months Ended September 30,
	2012	2011
(Loss) income from continuing operations	$(100,243)	$3,383
Non-controlling interests	9,946	(217)
Non-cash compensation expense	933	1,003
Non-cash fair value adjustments on earnout liabilities recorded in connection with acquisitions	(1,655)	239
Amortization of intangibles	4,607	4,726
Impairment of long-lived assets and goodwill	151,614	—
Amortization of Detroit Legal News Publishing intangible	377	377
Non-recurring income	—	107
Adjustment to income tax expense related to reconciling items at effective tax rate	(61,415)	(2,581)

Cash earnings	$4,164	$7,037

Income from continuing operations attributable to The Dolan Company per diluted share (GAAP)	$(2.98)	$0.10

Cash earnings per diluted share	$0.14	$0.23

Weighted average diluted shares outstanding	30,327	30,208

Conference Call

The company has scheduled a conference call for 11:00 a.m. U.S. Eastern Standard Time (10:00 a.m. U.S. Central Standard Time). The dial-in number is (888) 517-2513, and the passcode is 681 4229#. The call will be hosted by James P. Dolan, chairman, chief executive officer and president, and will include Scott J. Pollei, executive vice president and chief operating officer, and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the conference call will be available through the investor relations section of the company’s Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company’s Web site for a period of 21 days after the call. In addition, the company’s SEC Form 10-Q is available via its Web site at www.thedolancompany.com.

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “view,” “continue,” “to come,” “will,” “should,” “may,” “optimistic,” “estimate,” “assume,” “pursue,” “outlook,” “goal,” “milestone” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our businesses operate in highly competitive markets and depend on the economies and demographics of the legal, financial and real estate markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows, and profitability; if the number of files referred to us by our mortgage default processing service law firm customers (or loan servicers and mortgage lenders we serve directly in California) decreases or fails to increase, or if one or more of our law firm customers fails to pay us for our mortgage default processing services, our operating results and ability to execute our growth strategy could be adversely affected; bills introduced and laws enacted to mitigate foreclosures, voluntary relief programs and halts by servicers or lenders, as well as governmental investigations, enforcement actions, litigation, court orders and settlements may have an adverse effect on our mortgage default processing services and public notice operations; our efforts to grow our business may place a strain on our management and internal systems, processes and controls, may result in operating inefficiencies, and may negatively impact our operating margins; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk or require us to raise additional capital or incur additional indebtedness; a failure to comply with covenants under our debt instruments could result in acceleration of debt or an inability to access availability under our credit facility; we depend on our senior management team and other key leaders of our business segments and our operation and growth may be negatively impacted if we lose any of their services; revenues of our subsidiaries NDeX and DiscoverReady have been concentrated among a few customers, thus the loss of business from our top customers and a failure to attract new customers could adversely affect our operating results; certain key personnel of our subsidiary NDeX, who are also shareholders and principal attorneys of our law firm customers, may at times have interests that differ from or conflict with our interests; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012. We undertake no obligation to update any forward-looking statements in light of new information or future events.

FOR IMMEDIATE RELEASE

Contact Robert J. Evans, Director of Investor Relations

(612) 317-9430

Bob.evans@thedolancompany.com

The Dolan Company

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2012	December 31, 2011

	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,586	$752
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,637 and $1,416 as of September 30, 2012, and December 31, 2011, respectively)	66,337	72,117
Unbilled pass-through costs	4,249	4,317
Prepaid expenses and other current assets	4,380	3,976
Income tax receivable	7,961	1,968
Assets held for sale	370	257

Total current assets	98,883	83,387
Accounts receivable, long-term	—	2,500
Investments	11,074	11,901
Property and equipment, net	17,436	19,263
Finite-lived intangible assets, net	166,486	212,950
Goodwill and indefinite-lived intangible assets	151,329	283,039
Deferred income taxes	25,408	—
Other assets	2,456	2,563

Total assets	$473,072	$615,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$15,766	$7,667
Accounts payable	17,784	18,760
Accrued pass-through liabilities	8,940	8,820
Accrued compensation	8,710	5,188
Accrued liabilities	5,570	5,588
Due to sellers of acquired businesses	5,124	20,403
Deferred revenue	14,141	20,290

Total current liabilities	76,035	86,716
Long-term debt, less current portion	174,466	168,724
Deferred income taxes	—	20,739
Due to sellers of acquired businesses	—	12,687
Other liabilities	6,605	7,319

Total liabilities	257,106	296,185

Redeemable non-controlling interest	5,494	12,726

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,985,090 and 30,576,597 shares as of September 30, 2012,and December 31, 2011, respectively	31	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss, net of tax	(1,082)	(1,285)
Additional paid-in capital	303,238	294,476
Retained earnings (accumulated deficit)	(84,946)	13,471

Total The Dolan Company stockholders’ equity	217,241	306,692
Noncontrolling interest	(6,769)	—

Total stockholders’ equity	210,472	306,692

Total liabilities and stockholders’ equity	$473,072	$615,603

The Dolan Company

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Professional Services	$49,778	$51,383	$134,818	$142,539
Business Information	18,282	18,815	56,552	58,582

Total revenues	68,060	70,198	191,370	201,121

Operating expenses
Direct operating: Professional Services	23,000	23,075	63,943	65,000
Direct operating: Business Information	6,931	7,260	21,383	22,858
Selling, general and administrative	27,218	25,630	78,968	76,323
Amortization	4,607	4,726	14,178	13,185
Depreciation	1,820	1,991	5,634	5,560
Fair value and other adjustments on earnout liabilities	(1,655)	239	(12,127)	219
Impairment of long-lived assets and goodwill	151,614	—	151,614	—

Total operating expenses	213,535	62,921	323,593	183,145
Equity in earnings of affiliates	396	383	1,420	1,572

Operating (loss) income	(145,079)	7,660	(130,803)	19,548

Non-operating income (expense)
Interest expense, net of interest income	(2,195)	(1,744)	(6,252)	(4,717)
Non-cash interest income related to interest rate swaps	—	—	—	286
Other (expense) income	—	(107)	—	287

Total non-operating expense	(2,195)	(1,851)	(6,252)	(4,144)

(Loss) income from continuing operations before income taxes	(147,274)	5,809	(137,055)	15,404
Income tax benefit (expense)	47,031	(2,426)	42,686	(6,226)

(Loss) income from continuing operations	(100,243)	3,383	(94,369)	9,178
Discontinued operations, net of tax	(13,207)	(77)	(13,714)	562

Net (loss) income	(113,450)	3,306	(108,083)	9,740
Less: Net loss (income) attributable to noncontrolling interests	9,946	(217)	9,666	(604)

Net (loss) income attributable to The Dolan Company	$(103,504)	$3,089	$(98,417)	$9,136

Earnings (loss) per share – basic and diluted:
(Loss) income from continuing operations attributable to The Dolan Company	$(2.98)	$0.10	$(2.80)	$0.28
Discontinued operations attributable to The Dolan Company	(0.43)	—	(0.45)	0.02

Net (loss) income attributable to The Dolan Company	(3.41)	0.10	(3.25)	0.30
Decrease in redeemable noncontrolling interest in NDeX	—	0.09	—	0.17

Net (loss) income attributable to The Dolan Company common stockholders	$(3.41)	$0.19	$(3.25)	$0.47

Weighted average shares outstanding—basic	30,327	30,142	30,260	30,126

Weighted average shares outstanding—diluted	30,327	30,208	30,260	30,219

The Dolan Company

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities
Net (loss) income	$(113,450)	$3,306	$(108,083)	$9,740
Loss (income) from discontinued operations	13,207	77	13,714	(562)

(Loss) income from continuing operations	(100,243)	3,383	(94,369)	9,178
Distributions received from The Detroit Legal News Publishing, LLC	784	1,400	2,247	3,500
Distributions paid to holders of non-controlling interests	—	(91)	—	(566)
Gain on sale of investment	—	—	—	(394)
Non-cash operating activities:
Amortization	4,607	4,726	14,178	13,185
Depreciation	1,820	1,991	5,634	5,560
Impairment of long-lived assets and goodwill	151,614	—	151.614	—
Equity in earnings of affiliates	(396)	(383)	(1,420)	(1,572)
Stock-based compensation expense	931	1,001	2,833	3,026
Deferred income taxes and income tax receivable	(49,625)	258	(45,912)	286
Change in value of interest rate swap	—	—	—	(286)
Amortization of debt issuance costs	114	94	327	280
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	(1,540)	242	(11,493)	222
Changes in operating assets and liabilities:
Accounts receivable and unbilled pass-through costs	(13,509)	(2,723)	(5,850)	(2,361)
Prepaid expenses and other current assets	(450)	786	814	3,995
Other assets	62	105	93	105
Accounts payable and accrued liabilities	2,647	420	2,744	(5,287)
Deferred revenue and other liabilities	1,431	315	1,204	(1,531)

Cash (used in) provided by operating activities – continuing operations	(1,753)	11,524	22,644	27,340
Cash used in operating activities – discontinued operations	(1,141)	(1,851)	(1,498)	(3,851)

Net cash (used in) provided by operating activities	(2,894)	9,673	21,146	23,489

Cash flows from investing activities
Acquisitions and investments	—	(61,994)	(145)	(67,065)
Capital expenditures	(2,459)	(1,788)	(5,017)	(5,318)
Escrow payment received on sale of investment	—	77	—	471

Cash used in investing activities – continuing operations	(2,459)	(63,705)	(5,162)	(71,912)
Cash provided by (used in) investing activities – discontinued operations	233	(469)	143	(850)

Net cash used in investing activities	(2,226)	(64,174)	(5,019)	(72,762)

Cash flows from financing activities
Net borrowings on senior revolving note	21,500	55,300	19,300	54,000
Payments on senior long-term debt	(1,250)	(1,250)	(3,750)	(3,750)
Payments on unsecured notes payable	(632)	(609)	(1,879)	(1,802)
Payments on capital leases	(67)	(130)	(250)	(231)
Net payments of deferred acquisition costs and earnouts	(1)	—	(14,401)	—
Payments for repurchase of common stock	—	—	—	(1,691)
Payments of deferred financing costs	—	—	(313)	—

Net cash provided by (used in) financing activities	19,550	53,311	(1,293)	46,526

Net change in cash and cash equivalents	14,430	(1,190)	14,834	(2,747)
Cash and cash equivalents at beginning of the period	1,156	3,305	752	4,862

Cash and cash equivalents at end of the period	$15,586	$2,115	$15,586	$2,115